Exhibit 10.1

Ondas holdings, INC.

2021 Incentive Stock

Israeli Appendix

1. Special Provisions for Israeli Participants

1.1. This Appendix (the “Appendix”) to the Ondas Holdings, Inc. 2021 Incentive Stock Plan (the “Plan”) was approved by the Board of Ondas Holdings, Inc. (the “Company”) on January 9, 2023.

1.2. The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes, on the grant date, or are otherwise subject to taxation in Israel with respect to Awards.

1.3. This Appendix applies with respect to equity Awards, including for the avoidance of doubt, Common Stock, Options, Performance Shares, Performance Share Units, Restricted Stocks, Restricted Stock Units and other equity-based awards, granted under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to Awards and shares of Common Stock that may be granted or issued under the Plan from time to time, in compliance with the securities and other applicable law currently in force in the State of Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan. This Appendix complies with, and is subject to, the ITO and Section 102.

1.4. The Plan and this Appendix shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions of this Appendix shall govern with respect to grant to Israeli Participants.

2. Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

“3(i) Award” means an Award which is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is not an Eligible 102 Participant.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) of the ITO pursuant to which all or a part of the income resulting from the sale of shares of Common Stock is taxable as a capital gain.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of shares of Common Stock derived from Awards is taxed as ordinary income.

“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

“Affiliate” means any “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholders” as defined in Section 32(9) of the ITO, currently defined as an individual who prior to the grant or as a result of the grant or exercise of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% or more of the outstanding share capital of the Company, (ii) 10% or more of the voting power of the Company, (iii) the right to hold or purchase 10% or more of the outstanding equity or voting power, (iv) the right to obtain 10% or more of the “profit” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Deposit Requirements” means with respect a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant. As of the time of approval of this Appendix, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Grants require that the Trustee be provided with (a) a copy of resolutions approving Awards intended to qualify as 102 Capital Gains Track Grants within 45 days of the date of Board’s approval of such Award, including full details of the terms of the Awards, (b) a copy of the Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Grant within 90 days of the Board’s approval of such Award, and (c) with respect to an Award of Restricted Stock, either a share certificate and copy of the Company’s share register evidencing issuance of the shares of Common Stock underlying such Award in the name of the Trustee for the benefit of the Eligible 102 Participant, or deposit of the shares of Common Stock with a financial institution in an account administered in the name of the Trustee, as applicable, in each case, within 90 days of the date of the Board’s approval of such Award.

“Election” means the Company’s choice, in its full and absolute discretion, of the type of 102 Trustee Grants it will make under the Plan (as between capital gains track or ordinary income track), as filed with the ITA.

“Eligible 102 Participant” means a Participant who is employed by an Affiliate, which for the avoidance of doubt, includes the Company, including an individual who is engaged personally (and not through an entity) as a director or an office holder by an Affiliate, who is not a Controlling Shareholders.

“Israeli Fair Market Value” means with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company’s Common Stock are listed on any established stock exchange or a national market system or if the Company’s Common Stock will be registered for trading within ninety (90) days following the date of grant, the fair market value of the shares of Common Stock at the date of grant shall be determined in accordance with the average value of the Company’s Common Stock on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which 102 Trustee Grants granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Appendix, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant of the Award and for 102 Ordinary Income Track Grant is 12 months from the date of grant of the Award.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“Section 102” means the provisions of Section 102 of the ITO, as amended from time to time.

“Trust Agreement” means the agreement to be signed between the Company and/or an Affiliate and the Trustee for the purposes of Section 102.

“Trustee” means a person or entity designated by the Board to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3. Types of Awards

3.1. Awards made pursuant to this Appendix shall be made pursuant to either (a) Section 102(b)(2) of the ITO as 102 Capital Gains Track Grants, (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants, or (c) Section 102(c) of the ITO as Non-Trustee Grants, or (d) Section 3(i) of the ITO as 3(i) Awards.

3.2. Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Appendix. Participants who are not Eligible 102 Participants may be granted only 3(i) Awards under this Appendix.

3.3. No 102 Trustee Grants may be made effective pursuant to this Appendix until 30 days after the date upon which the requisite filings required by the ITO and the Rules have been made with the ITA, including the filing of the Plan and this Appendix and any amendment to the Plan or the Appendix, to the extent applicable.

3.4. The Award Agreement shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Award; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4. Terms and Conditions of 102 Trustee Grants

4.1. The Company, in its discretion shall have an Election regarding the type of 102 Trustee Grant it chooses to make and shall have such Election filed with the ITA. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

4.2. Each 102 Trustee Grant will be deemed granted on the date approved by the Board and stated in an Award Agreement, provided that the Company has also complied with any applicable Deposit Requirements.

4.3. Each 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for Common Stock acquired pursuant to a 102 Trustee Grant and each Additional Right issued thereunder shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust for the benefit of the Eligible 102 Participant for the Required Holding Period by the Trustee. After termination of the Required Holding Period, the Trustee may release such Awards and any shares of Common Stock issued with respect to such Awards, provided that either (a) the Trustee has received an acknowledgment from the Israeli Income Tax Authority that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO, or (b) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Grants or shares of Common Stock issued with respect to the 102 Trustee Grants prior to the full payment of the Eligible 102 Participant’s tax liabilities.

4.4. Each 102 Trustee Grant shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Appendix or Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals of the ITA not expressly specified in this Appendix or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102 and the Deposit Requirements. With respect to 102 Capital Gain Track Grants, to the extent that the Common Stocks are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the ITO will apply with respect to the Israeli tax rate applicable to such Awards (including Restricted Stock Units and Options whose exercise price is lower than the Israeli Fair Market Value of the Common Stock on the date of grant).

4.5. During the applicable Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Awards and shares of Common Stock received subsequently following any realization of rights derived from Awards or shares of Common Stock (including additional rights issued in connection with the Award) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such shares of Common Stock to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (a) all taxes required to be paid upon the release and transfer of the shares of Common Stock have been withheld for transfer to the tax authorities, and (b) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s Articles of Incorporation and Bylaws, the Plan, any applicable Award Agreement and applicable law. To avoid doubt such sale or release during the applicable Required Holding Period may result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the applicable Required Holding Period).

4.6. In the event a stock dividend is declared and/or Additional Rights are granted with respect to shares of Common Stock which derive from Awards granted as 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such stock dividend and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Common Stock, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant, in accordance with the Plan, after deduction of taxes and mandatory payments, in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

4.7. If an Award granted as a 102 Trustee Grant is exercised or settled during the applicable Required Holding Period, the shares of Common Stock issued upon such exercise or settlement shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant. If such an Award is exercised or settled after the Required Holding Period ends, the shares of Common Stock issued upon such exercise or settlement shall, at the election of the Eligible 102 Participant, either (a) be issued in the name of the Trustee, or (b) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and this Appendix.

4.8. To avoid doubt, and notwithstanding anything to the contrary in the Plan, it is clarified that the grant of certain types of equity-based Awards under the 102 Capital Gains Track are subject to the confirmation and approval of the ITA.

5. Terms and Conditions of Non-Trustee Grants

Non-Trustee Grants shall be subject to the relevant provisions of Section 102 and the applicable Rules. The Board may determine that Non-Trustee Grants, the shares of Common Stock issuable upon the exercise or vesting of a Non-Trustee Grant and/or any additional rights issued in connection with an Award, shall be allocated or issued to the Trustee, who shall hold such Non-Trustee Grants and all accrued rights thereon in trust for the benefit of the Participant, until the full payment of tax arising from the Non-Trustee Grant (and/or any right issued thereunder). The Company may choose, alternatively, to require the Participant to provide the Company with a guarantee or other security, to the satisfaction of each of the Trustee and the Company, until the full payment of the applicable taxes

6. Terms and Conditions of 3(i) Awards

To the extent required by the ITO or the ITA or otherwise deemed by the Board to be advisable, the 3(i) Awards and/or any shares of Common Stock or other additional rights issued thereunder shall be issued to a Trustee or any other custodian. In such event, the Trustee shall hold such Awards and any right issued thereunder in trust, until exercised by the Participant or (if applicable) vested, and the full payment of tax arising therefrom, pursuant to the Company’s instructions from time to time as set forth in a trust agreement, which will have been entered into between the Company and the Trustee. If determined by the Board, and subject to such trust agreement, the Trustee shall be responsible for withholding any taxes to which a Participant may become liable upon issuance of shares of Common Stock. Shares of Common Stock issued pursuant to a 3(i) Award shall not be issued, unless the Participant delivers to the Company payment in cash or by bank check or such other form acceptable to the Board of all withholding taxes due, if any, on account of the Participant acquiring shares of Common Stock or the Participant provides other assurance satisfactory to the Board of the payment of those withholding taxes.

7. Assignability

7.1. As long as Awards or shares of Common Stock issued thereunder are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Common Stock are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

7.2. Notwithstanding the provision of the Plan, the Transfer of any shares of Common Stock issued as 102 Trustee Grants or as a result of exercise of 102 Trustee Grant (including any Additional Rights thereunder) shall be subject to the provisions of the Company’s Articles of Incorporation and Bylaws  and to any limitation, restriction or obligation applicable to shareholders included in any shareholders agreement applicable to all or substantially all of the holders of Common Stock, any other governing documents of the Company, and all policies, manuals and internal regulations adopted by the Company from time to time, and any other provisions deemed by the Company to be appropriate in order to ensure compliance with applicable laws. Each Participant shall execute such separate agreement(s) as may be requested by the Company relating to matters set forth herein. The execution of such separate agreement(s) may be a condition by the Company to the exercise of any Award.

8. Tax Consequences

8.1. Any tax consequences arising from the grant or settlement of any Award, the exercise of any Option, the issuance, sale or transfer and payment for the Common Stock covered thereby, or from any other event or act (of the Company and/or its Affiliates and/or the Trustee and/or the Participant) relating to an Award or shares of Common Stock issued thereupon shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and the exercise, sale, transfer or other disposition thereof, including, but not limited, to (a) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; (b) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Common Stock; (c) withholding otherwise deliverable Common Stock having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (d) selling a sufficient number of such Common Stock otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Participant will be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

8.2. With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of shares of Common Stock to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

9. Provisions Governing the Plan

9.1. This Appendix shall apply to Awards settled in Common Stock. No Award settled in cash may be granted under this Appendix.

9.2. Notwithstanding the provision of Sections 6(c) and 16(k)(ii) of the Plan, the Exercise Price of Options granted under this Appendix may be lower than the Fair Market Value of such Common Stock on the Grant Date.

9.3. The vesting of Performance Awards granted as a 102 Trustee Grant shall not be conditioned on a Change in Control event.

9.4. Notwithstanding the provision of Section 16(f) of the Plan, no 102 Trustee Grant shall be granted to a Prospective Employee.

9.5. Section 16(i) of the Plan, regarding a buyout or settlement of Award shall not apply to 102 Trustee Grants.

10. Securities Laws

All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

11. Governing Law

This Appendix shall be governed by, construed and enforced in accordance with the laws set forth in the Plan, except that applicable Israeli laws, rules and regulations shall apply to any mandatory tax matters arising hereunder.

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